Exhibit 99.1

TENNECO PROVIDES REVENUE GROWTH ESTIMATES

Detroit, MI, January 13, 2016 – Tenneco Inc. (NYSE: TEN) today announced that in 2016 the company expects to outgrow global industry production* by 2 percentage points resulting in total revenue growth of 5 percent at current industry growth forecasts and excluding the impact of currency. Tenneco Chairman and CEO Gregg Sherrill provided these revenue growth estimates at the Deutsche Bank Global Auto Industry Conference in Detroit.

Tenneco expects 2016 revenue growth will be driven by:

•	Incremental Clean Air revenue from 2015 light vehicle launches and new launches in 2016;
•	Incremental revenue from Monroe® Intelligent Suspension programs with four new launches in 2016 and the continued ramp-up on programs launched in 2015;
•	Commercial truck and off-highway emissions regulations with additional content on off-highway Tier 4f and Stage 4 programs in North America and Europe, incremental revenue from 2015 launches of a North America medium-duty commercial truck and an off-highway program in Japan, increasing market share with commercial truck customers in China, and initial launches with commercial truck customers in India to comply with BS IV regulations.

The company’s revenue growth estimate for 2016 assumes an overall 3 percent production increase in industries Tenneco serves globally, which includes the following assumptions:

•	Further weakening in off-highway industry volumes;
•	Continued weak commercial truck production in China and Brazil;
•	China commercial truck aftertreatment installation rates similar to 2015.

In 2017 and 2018, Tenneco expects revenue growth to accelerate and outpace industry production by 3 to 5 percentage points each year as new light vehicle emissions regulations begin to phase-in in North America and Europe. These estimates also exclude the impact of currency.

Tenneco will report its fourth quarter and full-year 2015 results on February 9, 2016.

*IHS Automotive December 2015 light vehicle production forecast in the regions where Tenneco operates, Power Systems Research (PSR), January 2016 forecast global commercial truck and buses, PSR off-highway engine production in North America and Europe, and Tenneco estimates.

About Tenneco

Tenneco is an $8.4 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 29,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of clean air and ride performance products and systems for automotive and commercial vehicle original equipment markets and the aftermarket. Tenneco’s principal brand names are Monroe®, Walker®, XNOx™ and Clevite®Elastomer.

Revenue estimates in this release are based on OE manufacturers’ programs that have been formally awarded to the company; programs where Tenneco is highly confident that it will be awarded business based on informal customer indications consistent with past practices; and Tenneco’s status as supplier for the existing program and its relationship with the customer. These revenue estimates are also based on anticipated vehicle production levels and pricing, including precious metals pricing and the impact of material cost changes. For certain additional assumptions upon which these estimates are based, see the slides accompanying the January 13, 2016 webcast, which will be available on the financial section of the Tenneco website at www.tenneco.com.

This press release contains forward-looking statements. Words such as “may,” “expects,” “anticipate,” “projects,” “will,” “outlook” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company’s plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are:(i) general economic, business and market conditions; (ii) changes in consumer demand, prices and the company’s ability to have our products included on top selling vehicles, including any shifts in consumer preferences to lower margin vehicles, for which we may or may not have supply arrangements; (iii) changes in automotive and commercial vehicle manufacturers’ production rates and their actual and forecasted requirements for the company’s products such as significant production cuts that automotive manufacturers may take in response to difficult economic conditions; (iv) the overall highly competitive nature of the automobile and commercial vehicle parts industries, and any resultant inability to realize the sales represented by the company’s awarded book of business which is based on anticipated pricing and volumes over the life of the applicable program; and (v) the loss of any of our large original equipment manufacturer (“OEM”) customers (on whom we depend for a substantial portion of our revenues), or the loss of market shares by these customers if we are unable to achieve increased sales to other OEMs or any change in customer demand due to delays in the adoption or enforcement of worldwide emissions regulations. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. Additional information regarding these and other risk factors and uncertainties is detailed from time to time in the company’s SEC filings, including but not limited to its annual report on Form 10-K for the year ended December 31, 2014.

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